Strictly Confidential Fleet Financing Facility Materials October 2020

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Strictly Confidential New Financing Approach Lowers Securitization Risk • Financing the net capitalized cost is expected to fundamentally change the FMV profile of a vehicle over its life compared to HVF II’s gross capitalized cost approach • OEM incentive rebates are included as an asset within the ABS program and financed as a short term receivable equivalent to program turnback receivables • Starting vehicle net book value is gross purchase price less any incentive rebate Average FMV Score by Vehicle Age - 2017-2020 YTD 150.0% 140.0% • Starting NBV at the net purchase 130.0% price (as opposed to 120.0% gross purchase price in HVF II) 110.0% FMV Score FMV neutralizes 100.0% impact of first FMV mark 90.0% 80.0% 70.0% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 Vehicle Age in Months HVF II Pro Forma New Construct 100% 3

First Mark Historical 100.0% 105.0% 110.0% 70.0% 75.0% 80.0% 85.0% 90.0% 95.0% Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Count Nov-17 FMV Score of First MarkVehicles 2017 Dec-17 Jan-18 - Feb-18 Gross and Methodology Net Mar-18 HVF IIHVF Apr-18 May-18 Jun-18 Jul-18 Aug-18 Pro ConstructForma New Sep-18 Oct-18 Nov-18 Dec-18 Jan-19 Feb-19 Mar-19 - Apr-19 2020 May-19 Jun-19 Jul-19 100% Aug-19 Sep-19 Oct-19 Nov-19 Dec-19 Jan-20 Feb-20 Strictly Confidential Mar-20 Apr-20 May-20 0 5,000 10,000 15,000 20,000 25,000 30,000 4

Strictly Confidential

Hertz Effective Economic Depreciation Experience

- Risk vehicle minimum depreciation rate of 1.67% of net capitalized cost is above historical average effective economic depreciation rates, which is expected to build FMV cushion over the vehicle's life

Effective Economic Depreciation Experience – Sold Risk Vehicles by MY

Model Year	Vehicle Type	Vehicle Count	Avg. Age Mths.	Total GAAP Capitalized Cost	Total Disposition Proceeds	Avg. Effective Economic Dep. Rate
17	Risk	279,364	21.25	$5,504,540,983	$3,772,271,975	1.48%
18	Risk	216,886	18.85	4,628,024,010	3,469,674,566	1.33%
19	Risk	141,502	15.41	3,441,419,260	2,773,181,393	1.26%
20	Risk	35,075	7.45	958,772,967	945,352,689	0.19%

Note: GAAP capitalized cost is the same or substantially the same as our "net" capitalized cost approach

- Pro forma FMV results under new construct significantly higher than actual HVF II experience, driven by:
  - (i) 1.67% dep rate higher than monthly FMV % change
  - (ii) Size of incentive receivable relative to first mark impact
- 1.67% minimum dep rate does not apply if trailing 3-month FMV is greater than [107%]


Actual vs. Pro Forma 3 Month MTM Test
125.0%
120.0%
115.0%
110.0%
105.0%
100.0%
95.0%
90.0%
Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 Jan-18 Feb-18 Mar-18 Apr-18 May-18 Jun-18 Jul-18 Aug-18 Sep-18 Oct-18 Nov-18 Dec-18 Jan-19 Feb-19 Mar-19 Apr-19 May-19 Jun-19 Jul-19 Aug-19 Sep-19 Oct-19 Nov-19 Dec-19 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20
Actual 3 Month Test
Pro Forma 3 Month Test
107%

Hertz

5

Strictly Confidential OEM and Used Vehicle Concentrations • Proposing same concentration limits as in HVF II but with mechanics to allow for over- concentrations on a percentage basis during the expected ramp-up period • OEM concentration limits set at specified dollar amounts as opposed to percentages during ramp-up • Purchases of previously owned vehicles limited to [20%] of Aggregate Asset Amount with similar ramp-up flexibility Concentration Limits % of NBV % of NBV Audi 12.50% Mercedes 12.50% BMW 12.50% Mini 12.50% Chrysler 55.00% Mitsubishi 12.50% Fiat 35.00% Nissan 55.00% Ford 55.00% Smart 12.50% GM 55.00% Subaru 12.50% Honda 55.00% Toyota 55.00% Hyundai 55.00% Volkswagen 55.00% Jaguar 12.50% Volvo 35.00% Kia 35.00% Any other OEM 3.00% Land Rover 12.50% No Lien 0.50% Lexus 12.50% Mazda 35.00% 6

Strictly Confidential Historical Average Incentive Receivable Balances by OEM • Seeking to lower/eliminate “off of invoice” incentives with each OEM to minimize incentive receivable balance going forward ($ in millions) 269 235 233 206 193 179 170 163 153 156 155 133 130 120 115 118 110 98 94 89 91 78 80 81 69 64 63 67 64 64 67 59 57 55 52 46 43 41 32 21 15 Jul-18 Jul-17 Jul-19 Jan-18 Jan-20 Jan-17 Jan-19 Jun-18 Jun-17 Jun-19 Oct-17 Oct-19 Oct-18 Feb-19 Feb-17 Feb-18 Feb-20 Sep-18 Sep-17 Sep-19 Dec-18 Dec-17 Dec-19 Apr-18 Apr-20 Apr-17 Apr-19 Mar-17 Mar-20 Mar-18 Mar-19 Aug-17 Aug-19 Aug-18 Nov-17 Nov-18 Nov-19 May-17 May-19 May-18 May-20 7